Exhibit 99.1

TREAN INSURANCE GROUP REPORTS THIRD QUARTER 2022 RESULTS

Net Income of $7.6 Million and Adjusted Net Income of $5.5 Million

Diluted Earnings per Share of $0.15 and Adjusted Diluted Earnings per Share of $0.11

Updates Full Year 2022 Outlook

Wayzata, MN, November 2, 2022 – Trean Insurance Group, Inc. (Nasdaq: TIG) (“Trean” or the “Company”), a leading provider of products and services to the specialty insurance market, today reported results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights

•	Gross written premiums were $162.2 million, a $15.4 million, or 8.7%, decline compared to the same prior-year period.

•	Net earned premiums were $71.4 million, a $19.4 million, or 37.4%, increase compared to the same prior-year period.

•	Net income was $7.6 million, or $0.15 per diluted share, compared to $6.5 million, or $0.13 per diluted share in the same prior-year period.

•	Adjusted net income(1) was $5.5 million, or $0.11 per diluted share, compared to $7.7 million, or $0.15 per diluted share in the same prior-year period.

•	Underwriting income was $2.5 million, compared to $6.0 million in the same prior-year period.

•	Loss and expense ratios were 63.9% and 32.6%, respectively, compared to 61.8% and 26.5%, respectively, in the same prior-year period.

•	Combined ratio was 96.5%, compared to 88.3% for the same prior-year period.

•	Return on equity of 7.5%; adjusted return on equity(1) of 5.4%; return on tangible equity of 15.5%; and adjusted return on tangible equity(1) of 11.2%.

•	Strengthened balance sheet through issuance of $50 million 6.75% Surplus Notes due August 2042.

•	Announced partnership in the surplus lines insurance market with Beat Capital, giving Trean its first partnership in the large non-admitted insurance underwriting space.

(1)

Adjusted net income, adjusted diluted earnings per share, adjusted return on equity, adjusted return on tangible equity and underwriting income are non-GAAP financial measures. See discussion of “Key Metrics” below.

“We are very pleased with our performance this quarter, outpacing both our gross written premium and adjusted net income expectations, and again generating a solid double-digit adjusted return on tangible equity,” said Julie Baron, President and Chief Executive Officer of Trean. “Our year-to-date loss ratio remained relatively consistent at 62.4%, up slightly from 61.5% at the end of the prior quarter. In addition, we strengthened our balance sheet through our surplus notes offering, had our ‘A’ rating reaffirmed by A.M. Best, and announced an exclusive partnership with Beat Capital, which enables Trean to enter the rapidly growing non-admitted market. As a result, we continue to strengthen our position to drive sustainable and profitable growth over the long term.”

Underwriting Results

Gross written premiums were $162.2 million for the third quarter of 2022, an 8.7% reduction compared to $177.6 million for the third quarter of 2021, primarily driven by the Company’s termination of an underwriting partner in a higher-risk segment at the end of the third quarter 2021 as the Company focuses on maintaining underwriting discipline.

Gross unearned premiums increased $1.1 million in the third quarter of 2022, compared to an increase of $28.5 million in the same prior-year period. As of September 30, 2022, the Company had net unearned premiums reflected on its balance sheet of $101.5 million, a decrease of $3.0 million, or 2.9%, compared to June 30, 2022 and up $16.9 million, or 19.9%, from September 30, 2021. Net unearned premium represents a material source of deferred potential profit.

Net earned premiums increased 37.4% to $71.4 million for the third quarter of 2022, compared to $52.0 million for the third quarter of 2021, primarily driven by an increase in both gross earned premiums and retention of gross written premiums.

General and administrative expenses were $23.3 million for the third quarter of 2022, compared to $13.8 million for the same prior-year period, primarily driven by an increase in net commissions resulting from increased retention and increased gross earned premiums. G&A operating expenses of $12.5 million were comparable to the same prior-year period. The Company’s expense ratio was 32.6% for the third quarter of 2022, compared to 26.5% for the same prior-year period.

Net income was $7.6 million for the third quarter of 2022, compared to net income of $6.5 million for the same prior-year period. Diluted earnings per share for the third quarter of 2022 was $0.15. Adjusted net income(1), which excludes intangible asset amortization, noncash stock compensation, the change in fair value of embedded derivatives and their related tax impact, and unrealized gains or losses on equity securities, was $5.5 million for the third quarter of 2022, compared to adjusted net income of $7.7 million for the same prior-year period. Adjusted diluted earnings per share for the third quarter of 2022 was $0.11.

Underwriting income of $2.5 million resulted in a combined ratio of 96.5% for the third quarter of 2022, compared to underwriting income of $6.0 million and a combined ratio of 88.3% for the same prior-year period. Losses and loss adjustment expenses for the third quarter of 2022 were $45.6 million, which resulted in a 63.9% loss ratio, compared to 61.8% in the same prior-year period. Prior period favorable loss development for the third quarter 2022 totaled $0.03 million.

Investment Results

Net investment income was $3.0 million for the third quarter of 2022, compared to $2.2 million in the same prior-year period, primarily due to an increase in income from fixed maturities, income from funds held investments and equity securities, and partially offset by unrealized losses on equity securities incurred in the third quarter of 2022.

Cash and invested assets consist primarily of fixed maturities, equity securities and cash equivalents. The Company’s investment portfolio totaled $565.4 million as of September 30, 2022 and was primarily comprised of fixed maturity securities that were classified as available-for-sale. The Company also had $81.5 million of cash and cash equivalents on its balance sheet as of September 30, 2022. The Company’s fixed maturities portfolio had an average rating of “AA” as of both September 30, 2022 and December 31, 2021.

Other

Other revenue was $2.1 million for the third quarter of 2022, compared to $2.8 million for the same prior-year period, due primarily to a year-over-year decrease in brokerage revenue.

Stockholders’ Equity and Returns

Total stockholders’ equity was $403.1 million at September 30, 2022, compared to $421.9 million at December 31, 2021. Return on equity was 7.5% for the third quarter of 2022, compared to 6.2% for the same prior-year period, and adjusted return on equity(1) was 5.4% for the third quarter of 2022, compared to 7.3% for the same prior-year period. Return on tangible equity was 15.5% for the third quarter of 2022, compared to 12.7% for the same prior-year period and adjusted return on tangible equity was 11.2% for the third quarter of 2022, compared to 15.0% for the same prior-year period.

Full Year 2022 Outlook

The Company is updating its outlook for the full year 2022 to the following:

•

Gross written premium is now expected to be between $620 million and $630 million, compared to the prior range of between $615 million and $630 million. The new range represents a year-over-year reduction of 2% on the low end and 1% on the high end and reflects the Company’s continued focus on underwriting discipline in an unusually competitive environment.

•

Net earned premium outlook is now expected to be between $263 million and $268 million, compared to the prior range of between $255 million and $265 million. This represents year-over-year growth of 32% on the lower end and 35% on the upper end and reflects an expected increased retention rate throughout 2022 based on current contracts in-force.

•	Total revenue is now expected to be between $278 million and $283 million, compared to the prior range of between $268 million and $278 million.

•

Expense ratio is still expected to be between 32% and 33% of net earned premium. Expense ratio reflects the aforementioned increase in retention, which reduces the Company’s ceding commission offset to general and administrative expenses, as well as additional reductions in ceding commissions resulting from adding more short-tail lines of business, which typically have lower front fees, and expected continued operational investments in the Company.

Fourth Quarter 2022 Outlook

The company is providing the following outlook for the fourth quarter 2022:

•	Gross written premium between $142 million and $152 million.

•	Adjusted net income between $2.8 million and $3.8 million.

•	Barring any large unusual loss activity, the Company expects its loss ratio in the fourth quarter of 2022 to be consistent with its loss ratio in the third quarter of 2022.

•	With the addition of the $50 million surplus note at 6.75% and rising interest rates, the Company expects fourth quarter interest expense to be approximately $1.5 million.

The Company reminds investors that its outlook is forward-looking information and is based on management’s assumptions and expectations as of the date of this release and is inherently subject to a number of risks and uncertainties, including as to the Company’s level of losses and loss development, many of which are beyond the Company’s immediate control.

Webcast and Conference Call

A webcast and conference call to discuss the Company’s results will be held today beginning at 5:00 p.m. (Eastern Time). The audio webcast is accessible through the investor relations section of the Company’s website at https://investors.trean.com.

The dial-in number for the conference call is (877) 407-3982 (toll-free) or (201) 493-6780 (international), conference ID# 13732954. Any person interested in listening to the call should dial in or access the website at least 10 minutes before the call.

A replay of the call will be available at https://www.trean.com/ for one year following the call.

Key Metrics

The Company discusses certain key financial and operating metrics, described below, which provide useful information about its business and the operational factors underlying its financial performance.

Underwriting income is a non-GAAP financial measure defined as income before taxes excluding net investment income, investment revaluation gains, net realized capital gains or losses, intangible asset amortization, noncash stock compensation, interest expense, other revenue and other income and expenses. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of underwriting income to income before taxes in accordance with GAAP.

Adjusted net income is a non-GAAP financial measure defined as net income excluding the impact of various specific events, noncash intangible asset amortization and stock compensation, other expenses and gains or losses that the Company does not believe reflect its core operating performance, which items may have a disproportionate effect in a given period, affecting comparability of the Company’s results across periods. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted net income to net income in accordance with GAAP.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of general and administrative expenses to net earned premiums.

Combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non-GAAP financial measured defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted return on equity to return on equity in accordance with GAAP.

Tangible stockholders’ equity is defined as stockholders’ equity less goodwill and other intangible assets.

Return on tangible equity is a non-GAAP financial measure defined as net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period.

Adjusted return on tangible equity is a non-GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted return on tangible equity to return on equity in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not historical or current facts. These statements may discuss the Company’s net income, cash flow, financial condition, impairments, expenditures, growth, strategies, plans, achievements, capital structure, organizational structure, market opportunities and general market and industry conditions. Such forward-looking statements can be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “believe,” “seek,” “outlook,” “future,” “will,” “would,” “should,” “could,” “may,” “can have,” “likely” and similar terms. Forward-looking statements are based on management’s current expectations and assumptions about future events. These statements are only predictions and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements if the underlying assumptions prove to be incorrect or as a result of risks, uncertainties, and other factors, including the impact of the COVID-19 pandemic on the business and operations of the Company, our program partners and other business relations. Other factors that may cause such differences include the risks described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. These forward-looking statements speak only as of the date on which they are made. Except as required by applicable securities laws, the Company disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, changes in assumptions or otherwise. Investors are cautioned not to place undue reliance on the forward-looking statements contained in this press release or in other filings and public statements of the Company.

About Trean Insurance Group, Inc.

Trean Insurance Group, Inc. (Nasdaq: TIG) provides products and services to the specialty insurance market. Trean underwrites specialty casualty insurance products both through its program partners and its own managing general agencies. Trean also provides its program partners with a variety of services including issuing carrier services, claims administration and reinsurance brokerage. Trean is licensed to write business across 49 states and the District of Columbia. For more information, please visit www.trean.com.

Contacts

Investor Relations

investor.relations@trean.com

(952) 974-2260

Trean Insurance Group, Inc. and Subsidiaries

Condensed Consolidated and Combined Statements of Operations

(in thousands, except for share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Gross written premiums	$162,183	$177,624	$477,775	$480,905
Increase in gross unearned premiums	(1,061)	(28,478)	(972)	(64,836)

Gross earned premiums	161,122	149,146	476,803	416,069
Ceded earned premiums	(89,741)	(97,191)	(275,235)	(275,037)

Net earned premiums	71,381	51,955	201,568	141,032
Net investment income	2,951	2,187	5,136	6,562
Net realized gains	9	49	311	72
Other revenue	2,140	2,799	7,145	8,683

Total revenue	76,481	56,990	214,160	156,349
Expenses
Losses and loss adjustment expenses	45,647	32,129	125,727	86,735
General and administrative expenses	23,256	13,788	63,235	40,946
Other expenses	—	—	268	845
Intangible asset amortization	1,499	1,499	4,498	4,326
Noncash stock compensation	460	468	1,019	1,098
Interest expense	931	419	1,806	1,271

Total expenses	71,793	48,303	196,553	135,221
Gains (losses) on embedded derivatives	4,871	(121)	14,463	1,869
Other income	29	35	76	191

Income before taxes	9,588	8,601	32,146	23,188
Income tax expense	2,014	2,083	6,741	5,102

Net income	$7,574	$6,518	$25,405	$18,086

Earnings per share:
Basic	$0.15	$0.13	$0.50	$0.35
Diluted	$0.15	$0.13	$0.50	$0.35

Weighted average shares outstanding:
Basic	51,216,869	51,171,416	51,197,296	51,157,726
Diluted	51,217,005	51,171,416	51,197,482	51,172,602

Key Metrics

(in thousands, except for percentages)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Key metrics:
Underwriting income (1)	$2,478	$6,038	$12,606	$13,351
Adjusted net income (1)	$5,455	$7,678	$19,305	$20,103
Loss ratio	63.9%	61.8%	62.4%	61.5%
Expense ratio	32.6%	26.5%	31.4%	29.0%
Combined ratio	96.5%	88.3%	93.8%	90.5%
Return on equity	7.5%	6.2%	8.2%	5.8%
Adjusted return on equity (1)	5.4%	7.3%	6.2%	6.4%
Return on tangible equity (1)	15.5%	12.7%	17.0%	12.1%
Adjusted return on tangible equity (1)	11.2%	15.0%	12.9%	13.4%

(1)

Adjusted net income, adjusted return on equity, return on tangible equity, adjusted return on tangible equity and underwriting income are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation to the applicable GAAP measure.

Trean Insurance Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Fixed maturities, available for sale	$530,118	$471,061
Equity securities, at fair value	35,296	969

Total investments	565,414	472,030

Cash and cash equivalents	81,489	129,577
Restricted cash	16,320	407
Accrued investment income	3,441	2,344
Premiums and other receivables	153,440	141,920
Income taxes receivable	1,584	460
Reinsurance recoverable	384,204	377,241
Prepaid reinsurance premiums	119,389	129,411
Deferred policy acquisition cost, net	15,011	13,344
Property and equipment, net	7,369	7,632
Right of use asset	3,292	4,530
Deferred tax asset	3,454	—
Goodwill	142,347	142,347
Intangible assets, net	68,616	73,114
Other assets	16,205	8,658

Total assets	$1,581,575	$1,503,015

Liabilities
Unpaid loss and loss adjustment expenses	$578,751	$544,320
Unearned premiums	220,891	219,940
Funds held under reinsurance agreements	204,828	199,410
Reinsurance premiums payable	49,512	45,130
Accounts payable, accrued expenses and other liabilities	43,449	29,448
Lease liability	3,629	4,976
Deferred tax liability	—	7,520
Debt	77,459	30,362

Total liabilities	1,178,519	1,081,106
Commitments and contingencies
Stockholders’ Equity
Common stock, $0.01 par value per share (600,000,000 authorized; 51,220,485 and 51,176,887 issued and outstanding as of September 30, 2022 and December 31, 2021, respectively)	512	512
Additional paid-in capital	289,618	288,623
Retained earnings	153,795	128,390
Accumulated other comprehensive income (loss)	(40,869)	4,384

Total stockholders’ equity	403,056	421,909

Total liabilities and stockholders’ equity	$1,581,575	$1,503,015

Supplemental Table of Other Revenue Components

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2022	2021	2022	2021
Other Revenue
Brokerage	$1,581	$1,989	$5,396	$6,214
Managing general agent fees	83	88	251	407
Third-party administrator fees	266	437	838	1,191
Consulting and other fee-based revenue	210	285	660	871

Total other revenue	$2,140	$2,799	$7,145	$8,683

Supplemental Table of Net Investment Income Components

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2022	2021	2022	2021
Fixed maturities	$2,628	$1,597	$6,189	$4,734
Income on funds held investments	953	585	2,395	1,783
Equity securities	421	5	1,031	41
Unrealized losses on equity securities	(1,101)	—	(4,542)	—
Interest on cash and short-term investments	50	—	63	4

Total net investment income	$2,951	$2,187	$5,136	$6,562

Supplemental Table of Gains (Losses) on Embedded Derivative Components

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2022	2021	2022	2021
Change in fair value of embedded derivatives	$5,812	$573	$16,848	$3,761
Effect of net investment income on funds held investments	(953)	(585)	(2,395)	(1,783)
Effect of realized gains on funds held investments	12	(109)	10	(109)

Total gains (losses) on embedded derivatives	$4,871	$(121)	$14,463	$1,869

Supplemental Table of Net G&A Components

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2022	2021	2022	2021
Direct commissions	$28,650	$27,594	$85,691	$78,304
Ceding commissions	(23,916)	(31,655)	(77,541)	(89,547)

Net commissions	4,734	(4,061)	8,150	(11,243)
Insurance-related expense	6,038	5,371	17,698	14,796
G&A operating expenses	12,484	12,478	37,387	37,393

Total G&A expense	$23,256	$13,788	$63,235	$40,946

G&A operating expense - % of GWP	7.7%	7.0%	7.8%	7.8%
Retention rate(1)	44.3%	34.8%	42.3%	33.9%
Direct commission rate(2)	17.8%	18.5%	18.0%	18.8%
Ceding commission rate(3)	26.7%	32.6%	28.2%	32.6%

(1)	Net earned premiums as a percentage of gross earned premiums.
(2)	Direct commissions as a percentage of gross earned premiums.
(3)	Ceding commissions as a percentage of ceded earned premiums.

Reconciliation of Non-GAAP Financial Measures

Underwriting income

The Company defines underwriting income as income before taxes excluding net investment income, non-cash changes in fair value of embedded derivatives, investment revaluation gains, net realized capital gains or losses, intangible asset amortization, noncash stock compensation, interest expense, other revenue and other income and expenses. Underwriting income represents the pre-tax profitability of the Company’s underwriting operations and allows management to evaluate the Company’s underwriting performance without regard to investment income, intangible asset amortization, noncash stock compensation, interest expense, other revenue and other income and expenses. The Company uses this metric because the Company believes it gives management and other users of the Company’s financial information useful insight into the Company’s underwriting business performance by adjusting for these expenses and sources of income. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2022	2021	2022	2021
Net income	$7,574	$6,518	$25,405	$18,086
Income tax expense	2,014	2,083	6,741	5,102

Income before taxes	9,588	8,601	32,146	23,188
Other revenue	(2,140)	(2,799)	(7,145)	(8,683)
Change in fair value of embedded derivatives	(4,871)	121	(14,463)	(1,869)
Net investment income	(2,951)	(2,187)	(5,136)	(6,562)
Net realized gains	(9)	(49)	(311)	(72)
Other expenses	—	—	268	845
Interest expense	931	419	1,806	1,271
Intangible asset amortization	1,499	1,499	4,498	4,326
Noncash stock compensation	460	468	1,019	1,098
Other income	(29)	(35)	(76)	(191)

Underwriting income	$2,478	$6,038	$12,606	$13,351

Adjusted net income and adjusted net income outlook

The Company defines adjusted net income as net income excluding the impact of certain items, including noncash intangible asset amortization and stock compensation, non-cash changes in fair value of embedded derivatives, other expenses and gains or losses that the Company believes do not reflect its core operating performance, which items may have a disproportionate effect in a given period, affecting comparability the Company’s results across periods. The Company calculates the tax impact only on adjustments that would be included in calculating the Company’s income tax expense using an expected effective tax rate for the applicable years. The Company uses adjusted net income as an internal performance measure in the management of its operations because the Company believes it gives its management and other users of its financial information useful insight into the Company’s results of operations and underlying business performance by eliminating the effects of these items. Adjusted net income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define adjusted net income differently.

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2022	2021	2022	2021
Net income	$7,574	$6,518	$25,405	$18,086
Intangible asset amortization	1,499	1,499	4,498	4,326
Noncash stock compensation	460	468	1,019	1,098
Change in fair value of embedded derivatives	(5,812)	(573)	(16,848)	(3,761)
Unrealized losses on equity securities	1,101	—	4,542	—
Realized gain on sale of investment	—	112	(1,400)	112
Other expenses	—	—	268	845

Total adjustments	(2,752)	1,506	(7,921)	2,620
Tax impact of adjustments	633	(346)	1,821	(603)

Adjusted net income	$5,455	$7,678	$19,305	$20,103

The Company’s outlook for fourth quarter 2022 adjusted net income constitutes forward-looking information and the Company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. Certain of the GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation.

Adjusted return on equity

The Company defines adjusted return on equity as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. The Company uses adjusted return on equity as an internal performance measure in the management of its operations because the Company believes it gives management and other users of the Company’s financial information useful insight into the Company’s results of operations and underlying business performance by adjusting for items that the Company believes do not reflect its core operating performance and that may diminish comparability across periods. Adjusted return on equity should not be viewed as a substitute for return on equity calculated in accordance with GAAP, and other companies may define adjusted return on equity differently.

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2022	2021	2022	2021
Adjusted return on equity calculation:
Numerator: adjusted net income	$5,455	$7,678	$19,305	$20,103
Denominator: average stockholders’ equity	406,587	419,818	412,483	416,200

Adjusted return on equity	5.4%	7.3%	6.2%	6.4%

Return on equity	7.5%	6.2%	8.2%	5.8%

Return on tangible equity and adjusted return on tangible equity

The Company defines tangible stockholders’ equity as stockholders’ equity less goodwill and other intangible assets. The Company defines return on tangible equity as net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period. The Company defines adjusted return on tangible equity as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period. The Company regularly evaluates acquisition opportunities and have historically made acquisitions that affect stockholders’ equity. The Company uses return on tangible equity and adjusted return on tangible equity as internal performance measures in the management of the Company’s operations because the Company believes they give management and other users of its financial information useful insight into the Company’s results of operations and underlying business performance by adjusting for the effects of acquisitions on the Company’s stockholders’ equity and, in the case of adjusted return on tangible equity, by adjusting for items that the Company believes do not reflect its core operating performance and that may diminish comparability across periods. Return on tangible equity and adjusted return on tangible equity should not be viewed as substitutes for return on equity calculated in accordance with GAAP, and other companies may define return on tangible equity and adjusted return on tangible equity differently.

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2022	2021	2022	2021
Return on tangible equity calculation:
Numerator: net income	$7,574	$6,518	$25,405	$18,086
Denominator:
Average stockholders’ equity	406,587	419,818	412,483	416,200
Less: Average goodwill and other intangible assets	211,713	214,942	213,212	216,356

Average tangible stockholders’ equity	194,874	204,876	199,271	199,844

Return on tangible equity	15.5%	12.7%	17.0%	12.1%

Return on equity	7.5%	6.2%	8.2%	5.8%

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2022	2021	2022	2021
Adjusted return on tangible equity calculation:
Numerator: adjusted net income	$5,455	$7,678	$19,305	$20,103
Denominator: average tangible stockholders’ equity	194,874	204,876	199,271	199,844

Adjusted return on tangible equity	11.2%	15.0%	12.9%	13.4%

Return on equity	7.5%	6.2%	8.2%	5.8%